Exhibit 99.2

           FALCON HOLDING GROUP, L.P. ANNOUNCES TENDER OFFER PRICE FOR
                   ITS 11% SENIOR SUBORDINATED NOTES DUE 2003

     Los Angeles, CA -- May 4, 1998--Falcon Holding Group, L.P. ("FHGLP") announced today the price per $1,000 principal amount (the "Price") of its 11% Senior Subordinated Notes due 2003 (the "Notes") to be paid in its fixed spread tender offer for all $282.2 million outstanding principal amount of the Notes. The Price for Notes validly tendered and accepted for purchase will be $1,070.08, which amount includes a consent payment of $ 20 per $1,000 principal amount but excludes any accrued interest on the Notes. The tender offer is scheduled to expire at Noon, New York City time, on May 18, 1998, unless extended, and holders of Notes who validly tender their Notes for purchase after May 1, 1998 will not receive the consent payment.

     In conjunction with the tender offer, FHGLP is also soliciting consents from the holders of the Notes to effect certain amendments to the indenture governing the Notes. Holders who tender Notes in the tender offer are obligated to consent to the proposed amendments and holders may not deliver consents without tendering their Notes in the tender offer. As of today, FHGLP has received sufficient consents to approve the amendments to the indenture.

     Morgan Stanley Dean Witter is acting on behalf of FHGLP as dealer manager and solicitation agent, and MacKenzie Partners, Inc. is the information agent for the tender offer and consent solicitation. The Offer to Purchase and Consent Solicitation Statement dated April 20, 1998 and related documentation can be obtained from MacKenzie Partners, Inc. by calling toll free (800) 322-2885.

     This announcement is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of consents with respect to the Notes. The tender offer and consent solicitation is made solely by the Offer to Purchase and Consent Solicitation Statement dated April 20, 1998.

     FHGLP owns or manages cable television systems in 26 states. FHGLP owns cable television systems (the "Owned Systems") in 23 states, principally in California, Oregon, Missouri, Georgia, Texas, North Carolina and Alabama. As of December 31, 1997, the Owned Systems passed approximately 938,000 homes and served approximately 563,000 basic subscribers. FHGLP also holds varying equity interests in and manages certain other cable television systems (the "Affiliated Systems") in 16 states, including North Carolina, Kentucky, Illinois, Washington and Tennessee. As of December 31, 1997, the Affiliated Systems passed approximately 331,000 homes and served approximately 214,000 basic subscribers.


INVESTOR CONTACT:          Michael K. Menerey
                           Executive Vice President and Chief Financial
                           Officer
                           (626) 844-1700